NEWS RELEASE

Southcross Energy             1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces John E. Bonn Elected President and Chief Operating Officer and Management Changes

DALLAS, Texas, March 3, 2014 – Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) announced today that John E. Bonn has joined Southcross’ general partner as President and Chief Operating Officer. In his new role, Mr. Bonn will be responsible for the Company’s operating functions which include the Partnership’s commercial activities relating to both natural gas and natural gas liquids and operations. He will report directly to David Biegler who continues as Chairman and Chief Executive Officer.

“I’m thrilled that John has joined Southcross,” said David Biegler. “His strong midstream expertise and successful experience in operations and commercial activities will prove valuable in his leadership role at Southcross as we focus on significantly expanding the Partnership.”

Principal operating officers reporting to Mr. Bonn will be: Corey Lothamer, Vice President Marketing and Gas Supply; Gerardo Rivera, Vice President, NGLs; and David Ishmael, Vice President, Operations. Michael Hunter continues as Vice Chairman and Ronald Barcroft as Senior Vice President, both of whom will work in business development and report directly to Mr. Biegler.

Mr. Bonn has more than 30 years of experience in midstream business development and senior commercial and operations positions. He joins Southcross after serving as President of NiSource Midstream Services LLC, where he was responsible for building their midstream business in the Appalachian Basin, successfully sourcing and overseeing midstream infrastructure opportunities, including natural gas gathering, processing and liquids handling.

Mr. Bonn serves on the board of directors for the Texas Aggie Corps of Cadets Association and previously served on the executive boards of the Marcellus Shale Coalition, New Mexico Oil & Gas Association and is a past president of the Natural Gas Society of North Texas.

Mr. Bonn earned a Bachelor of Science degree in Agricultural Engineering from Texas A&M University in 1979 and served as an officer in the United States Army before entering the energy industry.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,740 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
Kristin Donnally, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com